Exhibit 99.1

POSTAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2023 RESULTS

- Acquired 39 USPS Properties for $17.2 Million During the First Quarter -
- Executed Non-Binding LOI with the USPS for the Renewal of Leases Expired in 2022 -
- Collected 100% of Contractual Rents -

Cedarhurst, New York, May 2, 2023 (Business Wire) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 1,700 properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to larger industrial facilities, today announced results for the quarter ended March 31, 2023.

Highlights for the Quarter Ended March 31, 2023

•Acquired 39 USPS properties for approximately $17.2 million, excluding closing costs
•27% growth in revenues from first quarter 2022 to first quarter 2023
•Net income attributable to common shareholders was $0.3 million, or $0.00 per diluted share
•Funds from Operations ("FFO") was $5.2 million, or $0.21 per diluted share
•Adjusted Funds from Operations ("AFFO") was $6.6 million, or $0.27 per diluted share
•Subsequent to quarter end, we announced a quarterly dividend of $0.2375 per share

“We are pleased with our results in the first quarter as we added 39 new properties and executed a non-binding letter of intent with the USPS for the renewal of leases that expired in 2022. We anticipate overall acquisition activity to be lower in 2023 than last year, as market participants continue to take time to adjust their price expectations. While this process is ongoing, we remain patient with our deal activity and focused on managing our balance sheet, enhancing our liquidity, reinvesting in the growth of the company, and maintaining our financial strength. I am proud of our execution to date, and I am confident Postal Realty is well positioned for future growth,” stated Andrew Spodek, Chief Executive Officer.

Property Portfolio & Acquisitions

The Company’s owned portfolio was 99.7% occupied, comprised of 1,325 properties across 49 states and one territory with approximately 5.5 million net leasable interior square feet and a weighted average rental rate of $9.01 per leasable square foot based on rents in place as of March 31, 2023. The weighted average rental rate consisted of $11.24 per leasable square foot on last-mile and flex properties, and $3.55 on industrial properties.

During the first quarter, the Company acquired 39 last-mile and flex properties leased to the USPS for approximately $17.2 million, excluding closing costs, comprising approximately 121,000 net leasable interior square feet at a weighted average rental rate of $12.03 per leasable square foot based on rents in place as of March 31, 2023.

Balance Sheet & Capital Markets Activity

As of March 31, 2023, the Company had approximately $3 million of cash and property-related reserves on the balance sheet, and approximately $212 million of net debt with a weighted average interest rate of 3.93%. At the end of the first quarter, 92.1% of the Company's total debt was set to fixed rates (when taking into account interest rate hedges), and $17 million was outstanding on the Company's $150 million revolving credit facility.

In the first quarter and through April 26, 2023, the Company issued 227,812 shares of common stock through its at-the-market offering program for total gross proceeds of approximately $3.4 million at an average gross price per share of $15.08.

Dividend

On April 24, 2023, the Company declared a quarterly dividend of $0.2375 per share of Class A common stock. The dividend equates to $0.95 per share on an annualized basis. The dividend will be paid on May 31, 2023 to stockholders of record as of the close of business on May 5, 2023.

Subsequent Events

Subsequent to quarter end and through April 26, 2023, the Company acquired seven properties comprising approximately 22,000 net leasable interior square feet for approximately $4.5 million, excluding closing costs. The Company had another 12 properties totaling approximately $3.9 million under definitive contracts.

On April 4, 2023, the Company executed a non-binding letter of intent with the USPS for the renewal of leases that expired in 2022, excluding leases for three properties that were acquired in December 2022 and February 2023. The non-binding letter of intent covers renewals for 86 properties comprising approximately 285,000 net leasable interior square feet. In addition to an increase to the annual rents, the renewals incorporate 3.5% fixed annual rent escalations.

Webcast and Conference Call Details

The Company will host a webcast and conference call to discuss the first quarter 2023 financial results on Wednesday, May 3, 2023, at 8:30 A.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/Investors/events-and-presentations/default.aspx. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-877-407-9208. International callers should dial 1-201-493-6784.

Replay

A telephonic replay of the call will be available starting at 11:30 A.M. Eastern Time on Wednesday, May 3, 2023, through 11:59 P.M. Eastern Time on Wednesday, May 17, 2023, by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally. The passcode for the replay is 13734922.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO, AFFO and net debt, as well as reconciliations of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than the Company does and therefore the Company’s computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures and leasing costs that are recurring in nature, excluding expenditures that (i) are for items identified or existing at the time a property was acquired or contributed (including through the Company’s formation transactions), (ii) are part of a strategic plan intended to increase the value or revenue-generating ability of a property, (iii) are considered infrequent or extraordinary in nature, or (iv) for casualty damage) and acquisition-related and other non-recurring expenses (including acquisition-related expenses that are incurred for investment purposes and business acquisitions and do not correlate with the ongoing operations of the Company’s existing portfolio, including due diligence costs for acquisitions not consummated and certain professional fees incurred that were directly related to completed acquisitions or dispositions and integration of acquired business) that are not capitalized and then adding back non-cash items including: write-off and amortization of deferred financing fees, straight-line rent and other adjustments (including lump sum catch up payments for increased rents), fair value lease adjustments, income on insurance recoveries from casualties, non-real estate depreciation and amortization and non-cash components of compensation expense. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is widely used by other REITs and is helpful to investors as a meaningful additional measure of the Company’s ability to make capital investments. Other REITs may not define AFFO in the same manner as the Company does and therefore the Company’s calculation of AFFO may not be comparable to such other REITs.

The Company calculates its net debt as total debt less cash and property-related reserves. Net debt as of March 31, 2023 is calculated as total debt of approximately $215 million less cash and property-related reserves of approximately $3 million.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of the Company’s operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Company believes that the additive use of FFO and AFFO, together with the required GAAP presentation, is widely-used by the Company’s competitors and other REITs and provides a more complete understanding of the Company’s performance and a more informed and appropriate basis on which to make investment decisions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and ability to obtain financing, renew or replace expiring leases on favorable terms, or at all, and close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,700 properties leased primarily to the USPS. More information is available at postalrealtytrust.com.

Contact:
Investor Relations and Media Relations
Email: Investorrelations@postalrealtytrust.com
Phone: 516-232-8900

Postal Realty Trust, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended March 31,
	2023	2022
Revenues:
Rental income	$14,499	$11,349
Fee and other	649	582
Total revenues	15,148	11,931

Operating expenses:
Real estate taxes	1,983	1,590
Property operating expenses	1,624	1,530
General and administrative	4,159	3,642
Depreciation and amortization	4,837	4,110
Total operating expenses	12,603	10,872

Income from operations	2,545	1,059

Other income	114	487

Interest expense, net:
Contractual interest expense	(2,045)	(686)
Write-off and amortization of deferred financing fees	(165)	(129)
Interest income	—	1
Total interest expense, net	(2,210)	(814)

Income before income tax expense	449	732
Income tax expense	(16)	(11)

Net income	433	721
Net income attributable to Operating Partnership unitholders’ non-controlling interests	(85)	(126)

Net income attributable to common stockholders	$348	$595

Net income per share:
Basic and Diluted	$0.00	$0.02

Weighted average common shares outstanding:
Basic and Diluted	19,294,896	18,368,130

Postal Realty Trust, Inc.
Consolidated Balance Sheets
(In thousands, except par value and share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Investments:
Real estate properties, at cost:
Land	$92,822	$90,020
Building and improvements	393,143	378,596
Tenant improvements	6,526	6,375
Total real estate properties, at cost	492,491	474,991
Less: Accumulated depreciation	(34,210)	(31,257)
Total real estate properties, net	458,281	443,734
Investment in financing leases, net	16,105	16,130
Total real estate investments, net	474,386	459,864
Cash	2,112	1,495
Escrow and reserves	672	547
Rent and other receivables	2,861	4,613
Prepaid expenses and other assets, net	12,566	15,968
Goodwill	1,536	1,536
Deferred rent receivable	1,279	1,194
In-place lease intangibles, net	15,051	15,687
Above market leases, net	403	399
Total Assets	$510,866	$501,303

Liabilities and Equity
Liabilities:
Term loans, net	$163,820	$163,753
Revolving credit facility	17,000	—
Secured borrowings, net	32,821	32,909
Accounts payable, accrued expenses and other, net	7,429	9,109
Below market leases, net	12,030	11,821
Total Liabilities	233,100	217,592

Commitments and Contingencies

Equity:
Class A common stock, par value $0.01 per share; 500,000,000 shares authorized; 19,737,709 and 19,528,066 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	197	195
Class B common stock, par value $0.01 per share; 27,206 shares authorized: 27,206 shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	254,030	254,107
Accumulated other comprehensive income	5,207	7,486
Accumulated deficit	(36,996)	(32,557)
Total Stockholders’ Equity	222,438	229,231
Operating Partnership unitholders’ non-controlling interests	55,328	54,480
Total Equity	277,766	283,711
Total Liabilities and Equity	$510,866	$501,303

Postal Realty Trust, Inc.
Reconciliation of Net Income to FFO and AFFO
(Unaudited)
(In thousands, except share data)

For the Three Months Ended March 31, 2023
Net income	$433
Depreciation and amortization of real estate assets	4,811
FFO	$5,244
Recurring capital expenditures	(106)
Write-off and amortization of deferred financing fees	165
Straight-line rent and other adjustments	(107)
Fair value lease adjustments	(601)
Acquisition-related and other expenses	137
Income on insurance recoveries from casualties	(114)
Non-real estate depreciation and amortization	26
Non-cash components of compensation expense	1,960
AFFO	$6,604
FFO per common share and common unit outstanding	$0.21
AFFO per common share and common unit outstanding	$0.27
Weighted average common shares and common units outstanding, basic and diluted	24,658,698